Filed Pursuant to Rule 433

Dated January 4, 2007

Registration Statement No. 333-136056

American General Finance Corporation Medium-Term Notes, Series J Due Nine Months or More From Date of Issue Floating Rate Medium-Term Notes, Series J, Due January 9, 2009
Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due January 9, 2009
Specified Currency:	U.S. Dollars
Principal Amount:	$750,000,000
Interest Rate:	3-Month USD LIBOR + 2 bps
Spread (+/-):	+ 2 bps
Initial Interest Rate:	To be determined on January 5, 2007
Interest Reset Dates:	Quarterly on the 9th of each January, April, July and October
Interest Payment Dates:	Quarterly on the 9th of each January, April, July and October, commencing April 9, 2007
Stated Maturity:	January 9, 2009
Public Offering Price:	100.00%
Agents’ Discount or Commission:	0.10%
Net Proceeds to Issuer:	$749,250,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	January 9, 2007 (T + 3)
CUSIP:	02635P TK 9
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch) (stable / stable / stable)
Joint Book Runners:	BNP Paribas Securities Corp. Goldman, Sachs & Co. Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov .  Alternatively, BNP Paribas Securities Corp., Goldman, Sachs & Co., and/or Wachovia Capital Markets, LLC will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006